Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Amendment No. 1.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only. The combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and certain other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information.

As contemplated by the Business Combination Agreement dated October 3, 2022, following the Domestication of Pathfinder, a Cayman Islands exempted company, Merger Sub merged with and into Movella, where upon the separate existence of Merger Sub ceased and Movella is the surviving corporation and a wholly owned subsidiary of Pathfinder, and Pathfinder changed its name to “Movella Holdings Inc.” (“New Movella”) (referred to herein as the “Merger” or “Business Combination”).

The unaudited pro forma condensed combined balance sheet of New Movella as of December 31, 2022 combines the historical consolidated balance sheet of Movella as of December 31, 2022 and the historical balance sheet of Pathfinder as of December 31, 2022, adjusted to give pro forma effect to the Business Combination on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on December 31, 2022.

The unaudited pro forma condensed combined statement of operations of New Movella for the year ended December 31, 2022 combines the historical consolidated statement of operations of Movella for the year ended December 31, 2022 and the historical statement of operations of Pathfinder for the year ended December 31, 2022, on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	the accompanying Notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited financial statements of Pathfinder as of and for the year ended December 31, 2022, included in Pathfinder’s Annual Report on Form 10-K filed with the SEC on March 31, 2023;

•	the historical audited consolidated financial statements of Movella as of and for the year ended December 31, 2022 included in Exhibit 99.1 to this Amendment No. 1;

•

Other information related to Pathfinder and Movella included in the Proxy Statement incorporated herein by reference, including the Business Combination Agreement attached to the Original 8-K as Exhibit 2.1 and the description of certain terms thereof set forth under “Proposal No. 1 – The Business Combination Proposal” beginning on page 138 of the Proxy Statement.

Business Combination

On October 3, 2022, Pathfinder, and its wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement, with Movella.

In connection with the Business Combination Agreement, Pathfinder, Merger Sub and Movella entered into the Commitment Letter with FP, pursuant to which FP committed to provide $75.0 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FP committed (i) to provide the Pre-Close Notes prior to Closing, (ii) to launch the Tender Offer, and (iii) to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75.0 million, to effect the FP Private Placement, which occurred substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication). The shares of New Movella Common Stock purchased by FP in the FP Private Placement were purchased at a price of $10.00 per share and are not registered with the SEC at Closing, subject to registration rights pursuant to the Shareholder Rights Agreement. On November 14, 2022, Movella entered into the Note Purchase Agreement with the other parties thereto, and Movella received the net proceeds from the issuance of notes under the Pre-Close Notes. If the Merger has not occurred by the earlier of (i) the termination of the Business Combination Agreement and (ii) April 30, 2023, then FP’s commitment to provide the VLN Facility shall terminate, and the Pre-Close Notes shall mature on November 14, 2025. The Class A ordinary shares purchased in the Tender Offer and the shares of New Movella Common Stock purchased in the FP Private Placement are collectively referred to herein as the “FP Shares.” In exchange for the entry into a transaction support agreement for the FP Shares, pursuant to which FP Credit Partners Phoenix II, L.P. and FP Credit Partners II, L.P. (collectively, the “FP Purchasers”) agreed to, among other matters, refrain from redeeming the FP Shares (outside of certain circumstances), the Note Purchase Agreement provides, subject to customary conditions, that Movella will be deemed to issue and FP will be deemed to purchase notes evidencing the VLN Facility, the deemed proceeds of which shall be used to, among other things, refinance the Pre-Close Notes in its entirety. Pursuant to the VLN Facility, New Movella will have the right, subject to certain exceptions, to cause FP to sell all or a portion of the FP Shares at any time at its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event. The VLN Facility will mature five years after the Closing.

On December 5, 2022, the FP Purchasers commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. On the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, each dated as of December 5, 2022, the Tender Offer was due to expire at the Expiration Time. Prior to the Expiration Time, on January 4, 2023, the FP Purchasers irrevocably and unconditionally terminated the Tender Offer. As a result of this termination, no Class A ordinary shares were purchased in the Tender Offer, all Class A ordinary shares previously tendered and not withdrawn were promptly returned to tendering holders and FP purchased $75.0 million of shares of New Movella Common Stock in the FP Private Placement.

Concurrently with the execution of the Business Combination Agreement, the Sponsor forfeited approximately 50.0 percent, or 4,025,000 shares of Pathfinder Class B ordinary shares held by Sponsor (“Sponsor Shares”) at the closing in accordance with Sponsor Letter Agreement for no consideration.

In connection with the Note Purchase Agreement, Pathfinder and the FP Purchasers entered into an Equity Grant Agreement that provides for the issuance of 1.0 million shares of New Movella Common Stock by New Movella to the FP Purchasers at the Effective Time, subject to and conditioned upon the Merger occurring, and the full deemed funding of the VLN Facility and the acquisition by the FP Purchasers or its affiliates of $75.0 million shares of New Movella Common Stock in the FP Private Placement. In connection with the Domestication, Pathfinder ordinary shares were converted into shares of common stock of New Movella (the “Domestication Common Stock”).

(i)	Pathfinder became a Delaware corporation pursuant to the Domestication and, in connection with the Domestication:

(A)	Pathfinder’s name changed to “Movella Holdings Inc.”;

(B)	Each then-issued and outstanding Class A ordinary share, par value of $0.0001 per share, converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(C)	Each then-issued and outstanding Class B ordinary share, par value of $0.0001 per share, converted automatically, on a one-for-one basis, into a share of Domestication Common Stock;

(D)	Each then-issued and outstanding public warrant represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”);

(E)	Each then-issued and outstanding private placement warrant represents a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”); and

(ii)

Following the Domestication, Merger Sub merged with and into Movella, with Movella as the surviving company in the merger, and after giving effect to such merger, continuing as a wholly owned subsidiary of New Movella.

In connection with the Business Combination, New Movella adopted a single class stock structure pursuant to which:

(i)	The Class A ordinary shares and the Class B ordinary shares of Pathfinder outstanding prior to the Business Combination were converted into Domestication Common Stock;

(ii)	Movella convertible notes were converted into Movella Common Stock pursuant to the terms of each of the Movella convertible notes;

(iii)	Each Movella warrant was net exercised in exchange for Movella Common Stock pursuant to the terms of the applicable warrant agreement; and

(iv)

The shares of Movella capital stock, including the issued outstanding preferred stock and Movella Common Stock were exchanged (including the Movella Common Stock resulting from conversion of Movella convertible notes and net exercise of the Movella warrants) at an exchange ratio (the “Exchange Ratio”) of 0.48874 set forth in the Business Combination Agreement, for Domestication Common Stock. The shares of Movella Series D-1 preferred stock were further adjusted based on the conversion premium of approximately 1.01.

Each Movella Option outstanding immediately prior to the Closing was assumed by New Movella and exchanged into an option exercisable for Domestication Common Stock based on the Exchange Ratio of 0.48874. Additionally, the exercise price of each converted option was determined by dividing the exercise price of the respective Movella Options by the Exchange Ratio, rounded up to the nearest whole cent.

Accounting Treatment of the Business Combination

The Business Combination between Movella and Pathfinder was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pathfinder was treated as the “acquired” company for financial reporting purposes. Movella was determined to be the accounting acquirer based on a number of considerations, including but not limited to:

i)	Movella former management making up the majority of the management team of New Movella;

ii)	Movella former management nominating or representing the majority of New Movella’s board of directors; and

iii)

Movella representing the majority of the continuing operations of New Movella. Management determined Movella to be the accounting predecessor entity to the Business Combination Agreement based on the same considerations listed above.

Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of Movella issuing stock for the net assets of Pathfinder, accompanied by a recapitalization. Operations prior to the reverse recapitalization are those of Movella.

Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pathfinder has elected not to present Management’s Adjustments and only presents Transaction Accounting Adjustments in the following unaudited pro forma combined financial information to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this Current Report and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers the basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. Movella has not had any historical relationship with Pathfinder prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Transactions taken place on December 31, 2022, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and certain other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands)

	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$14,334	$76	$328,636	(A)	$62,937
			75,000	(B)
			(27,257)	(C)
			(8,307)	(D)
			(25,300)	(E)
			(294,245)	(N)
Accounts receivable, net	6,690	—	—		6,690
Inventories	5,164	—	—		5,164
Prepaid expenses and other assets	3,274	83	—		3,357

Total current assets	29,462	159	48,527		78,148
Investments held in Trust Account	—	328,636	(328,636)	(A)	—
Property and equipment, net	2,361	—	—		2,361
Goodwill	36,381	—	—		36,381
Intangibles, net	5,807	—	—		5,807
Non-marketable equity securities	25,285	—	—		25,285
Capitalized debt and equity issuance costs and other assets	4,265		(4,124)	(C)	141
Right-of-use assets	3,281	—	—		3,281
Deferred tax assets, net	86				86

Total Assets	$106,928	$328,795	$(284,233)		$151,490

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,967	$301	$(2,066)	(C)	$3,901
			(301)	(D)
Accrued expenses and other current liabilities	7,944	6,945	(1,068)	(C)	6,876
			(6,945)	(D)
Line of credit and current portion of long-term debt	148	—	—		148
Current portion of deferred revenue	3,334	—	—		3,334
Payable to Kinduct sellers – current	4,303	—	—		4,303
Due to related party	—	61	(61)	(D)	—
Note payable	—	1,000	(1,000)	(D)	—

Total current liabilities	21,696	8,307	(11,441)		18,562
Long-term portion of term debt	25,649	—	(25,300)	(E)	349
Convertible notes	6,186	—	(6,186)	(G)	—
VLN Facility	—	—	75,000	(B)	75,000
Deferred revenue, net of current portion	1,344	—	—		1,344
Deferred tax liabilities, net	—	—	—		—
Other non-current liabilities	3,088	—	—		3,088
Derivative warrant liabilities	—	2,473	—		2,473

Total liabilities	57,963	10,780	32,073		100,816
Commitments and contingencies
Mezzanine Equity:
Class A ordinary shares subject to possible redemption	—	328,536	(328,536)	(F)	—
Movella Series D-1 convertible preferred stock	41,991	—	(41,991)	(H)	—
Movella Series A convertible preferred stock	9,950	—	(9,950)	(H)	—
Movella Series B convertible preferred stock	24,680	—	(24,680)	(H)	—
Movella Series C convertible preferred stock	37,032	—	(37,032)	(H)	—
Movella Series D convertible preferred stock	30,780	—	(30,780)	(H)	—
Movella Series E convertible preferred stock	40,750	—	(40,750)	(H)	—
Stockholders’ (deficit) equity:
Class A ordinary shares	—	—	3	(F)	—
			(3)	(K)
Class B ordinary shares	—	1	—	(J)	—
			(1)	(K)
Movella Common Stock	1	—	3	(H)	—
			—	(I)
			(4)	(M)
Domestication Common Stock	—	—	1	(B)	6
			4	(K)
			4	(M)
			(3)	(N)
Additional paid-in capital	692	—	(1)	(B)	196,928
			(19,117)	(C)
			328,533	(F)
			6,405	(G)
			185,180	(H)
			—	(I)
			—	(J)
			(10,522)	(L)
			(294,242)	(N)
Accumulated other comprehensive income	(1,646)	—	—		(1,646)
Accumulated deficit	(142,016)	(10,522)	(9,130)	(C)	(151,365)
			(219)	(G)
			10,522	(L)

Total stockholders’ (deficit) equity	(142,969)	(10,521)	197,413		43,923
Non-controlling interest in subsidiaries	6,751	—	—		6,751

Total stockholders’ (deficit) equity	(136,218)	(10,521)	197,413		50,674

Total liabilities, mezzanine equity and stockholders’ equity	$106,928	$328,795	$(284,233)		$151,490

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2022			For the Year Ended December 31, 2022
	Movella (Historical)	Pathfinder (Historical)	Pro Forma Transactions Accounting Adjustments		Pro Forma Combined
Revenues
Product	$34,283	$—	$—		$34,283
Service	6,183	—	—		6,183

Total revenues	40,466	—	—		40,466

Cost of revenues
Product	15,223	—	—		15,223
Service	6,071	—	—		6,071

Total cost of revenues	21,294	—	—		21,294

Gross profit	19,172	—	—		19,172

Operating expenses:
Research and development	13,258	—	—		13,258
Sales and marketing	12,324	—	—		12,324
General and administrative	14,697	8,040	—		22,737
Impairment of intangible assets	7,164	—	—		7,164

Total operating expenses	47,443	8,040	—		55,483

Loss from operations	(28,271)	(8,040)	—		(36,311)
Other income (expense):
Loss on debt extinguishment	(646)	—	646	(bb)	—
Debt issuance costs	(2,389)	—	—		(2,389)
Revaluation of pre-close note	(300)	—	300	(cc)	—
Interest (expense) income, net	(2,167)	3,608	(3,608)	(aa)	(7,546)
			1,586	(bb)
			(6,938)	(ee)
			(27)	(hh)
Other income (expense), net	613	346	(9,130)	(dd)	(8,566)
			(395)	(ii)
Change in fair value of derivative warrant liabilities	—	3,870	—		3,870

(Loss) Income from continuing operations before income taxes	(33,160)	(216)	(17,566)		(50,942)
Income tax benefit	(113)	—	—		(113)

Net (loss) income	(33,047)	(216)	(17,566)		(50,829)
Net loss attributable to non-controlling interests	(632)	—	—		(632)

Net (loss) income attributable to controlling interests	(32,415)	(216)	(17,566)		(50,197)
Deemed dividends from accretion of Series D-1 Preferred Stock	(2,684)	—	2,684	(gg)	—

Net (loss) income attributable to common stockholders	$(35,099)	(216)	$(14,882)		$(50,197)

Weighted average shares of Movella ordinary shares outstanding - basic and diluted	11,285,170
Net loss per share of Movella ordinary shares - basic and diluted	$(3.11)
Weighted average shares of Class A shares outstanding - basic and diluted		32,500,000
Net loss per Class A ordinary share – basic and diluted		$(0.01)
Weighted average shares of Class B ordinary shares – basic and diluted		8,125,000
Net loss per Class B ordinary share – basic and diluted		$(0.01)
Weighted average shares of Domestication Common Stock Outstanding, basic and diluted					50,877,511
Net loss per share of Domestication Common Stock – basic and diluted					$(0.99)

Note 1 — Description of the Merger

Merger between Pathfinder and Movella — Business Combination

Pursuant to the Business Combination Agreement, Merger Sub merged with and into Movella (the “Company”), whereupon the separate existence of Merger Sub ceased, and Movella was the surviving corporation and a wholly owned subsidiary of New Movella.

The aggregate consideration for the Business Combination paid to holders of Movella capital stock includes Domestication Common Stock, after giving effect to the Exchange Ratio. The Exchange Ratio was equal to 0.48874. The total merger consideration is as follows:

in thousands (except share and per share data)
Shares transferred at Closing (1)	38,129,770
Value per share (2)	$10.00

Share consideration	$381,298

(1)

The number of shares presently transferred to holders of Movella capital stock upon consummation of the Business Combination include (i) 34.7 million shares of Domestication Common Stock, including shares converted from Movella preferred stock and Movella Common Stock, Movella convertible notes and Movella warrants, and (ii) 3.4 million assumed Movella Options. In the table above, the value allocable to assumed Movella Options is determined based on the treasury stock method.

(2)

Share consideration is calculated using a $10.00 reference price. The actual total value of share consideration will be dependent on the value of the Domestication Common Stock at the Closing; however, no expected change from any change in the trading price of the Domestication Common Stock is reflected on the pro forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

The unaudited pro forma combined information contained herein reflects Pathfinder’s shareholders’ approval of the Business Combination on February 8, 2023, and that Pathfinder’s public shareholders holding 28,961,090 Pathfinder Class A ordinary shares elected to redeem their shares prior to the Closing. The following summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Business Combination, after giving effect to the Exchange Ratio:

	Pro Forma Combined	% Ownership
Movella (1)(2)(3)	34,738,601	68.3%
Holders of Class A ordinary shares	3,538,910	7.0%
Holders of Class B ordinary shares (6)	4,100,000	8.1%
FP Shares (4)	7,500,000	14.6%
New Shares to FP Purchasers (5)	1,000,000	2.0%

Pro Forma Common Stock at Closing	50,877,511

(1)	Includes 56,438,820 shares of Movella convertible preferred stock, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.48874 pursuant to the Business Combination Agreement.
(2)

Includes 1,333,712 shares of Movella Common Stock resulting from conversion of Movella convertible notes, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.48874 pursuant to the Business Combination Agreement.

(3)

Includes 546,056 shares of Movella Common Stock resulting from net exercise of Movella common and preferred stock warrants, which were exchanged for Domestication Common Stock at the Exchange Ratio of 0.48874 pursuant to the Business Combination Agreement.

(4)	Represents 7,500,000 shares of Pathfinder Class A Shares purchased by FP in the FP Private Placement under the Note Purchase Agreement.
(5)	Represents 1,000,000 shares of Domestication Common Stock issued to the FP Purchasers as consideration pursuant to the Note Purchase Agreement.

(6)

Includes (i) 4,025,000 Class B ordinary shares held by sponsor after giving effect to the forfeiture of 4,025,000 Class B ordinary shares held by Sponsor forfeited at Closing pursuant to the Sponsor Letter Agreement and (ii) 75,000 Class B ordinary shares held by Pathfinder’s independent directors.

Note 2 — Accounting Policies

Based on analysis of Movella and Pathfinder’s policies, Movella and Pathfinder did not identify any differences in accounting policies that would have an impact on the unaudited pro forma condensed combined consolidated information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 includes Transaction Accounting Adjustments that are directly attributable to the Business Combination and certain other related events.

The pro forma transaction accounting adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Reflects the release of $328.6 million of investments held in the trust account that became available at the Closing. Amounts available to New Movella were reduced as a result of redemptions by Pathfinder shareholders.

(B)

Reflects the net proceeds of $75.0 million from the FP Private Placement and the issuance of 7,500,000 shares of Domestication Common Stock to FP pursuant to the Note Purchase Agreement, as well as the recognition of the liability associated with the issuance of the VLN Facility. As consideration for the financing commitment provided by FP pursuant to the Note Purchase Agreement, New Movella issued 1,000,000 shares of the Domestication Common Stock to the FP Purchasers at the Closing.

(C)

Reflects settlements of approximately $28.2 million of acquisition-related transaction costs incurred in connection with the Merger. These acquisition-related transaction costs are in connection with the closing and related transactions and are deemed to be direct and incremental costs of the Business Combination or acquisition of VLN Facility. The total estimated transaction costs are $28.2 million, of which approximately $19.1 million of these total transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital. The remaining transaction costs of $9.1 million were allocated to the VLN Facility and Pathfinder Warrants, and pursuant to the Company’s election of the fair value option, immediately expensed. The total transaction costs are comprised of banker fees of $8.0 million, legal expenses of $15.2 million, and professional accounting and finance services of $5.0 million. Of the $28.2 million total transaction costs, $1.0 million were paid by Movella prior to December 31, 2022. The remaining transaction costs of $27.2 were paid subsequent to December 31, 2022 by New Movella. In addition, reflects the elimination of $4.1 million in capitalized debt and equity issuance costs and other assets, $2.1 million in accounts payable, and $1.1 million in accrued expenses and other current liabilities for transaction costs deferred as of December 31, 2022.

(D)	Reflects the settlement of Pathfinder’s historical liabilities that were settled at transaction close.

(E)

Reflects repayment of the Pre-Close Notes received by Movella in November 2022 pursuant to the Note Purchase Agreement with principal of approximately $25.0 million and accrued interest of approximately $0.3 million for total payment of approximately $25.3 million upon completion of the Merger.

(F)	Reflects the recapitalization of Class A ordinary shares subject to possible redemption to permanent equity at $0.0001 par value.

(G)

Reflects the conversion of Movella convertible notes and related accrued interest into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(H)

Reflects the conversion of Movella convertible preferred stock into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(I)

Reflects the net exercise of Movella warrants into shares of Movella Common Stock, and such shares were cancelled and converted into the right to receive shares of Domestication Common Stock pursuant to the Exchange Ratio concurrent with the Closing.

(J)	Reflects the retirement of approximately 4.0 million Class B ordinary shares.

(K)	Reflects the recapitalization of Class A ordinary shares and Class B ordinary shares converted into Domestication Common Stock.

(L)	Reflects the reclassification of Pathfinder’s historical accumulated deficit to additional paid-in capital as part of the Merger.

(M)	Reflects the conversion of Movella Common Stock into Domestication Common Stock upon consummation of the Business Combination.

(N)

Represents 28,961,090 Class A ordinary shares that were redeemed for $294.2 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.16 per share.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(aa) Reflects elimination of interest income on Pathfinder’s Trust Account.

(bb) Reflects elimination of interest expense on Movella’s term loans and Movella’s convertible notes, including the loss on debt extinguishment of the term loans that was recognized in the consolidated statement of operations for the year ended December 31, 2022 upon prepayment of Movella’s term loans in November 2022 with proceeds received from the Pre-Close Notes.

(cc) Reflects elimination of the expense recognized upon revaluation of the Pre-Close Notes.

(dd) Reflects the transaction expense allocated to the Pathfinder Warrants and the VLN Facility.

(ee) Represents the recognition of interest expense associated with the new VLN Facility issued in connection with the Business Combination, as discussed in note (B). The interest expense was calculated using the 9.25% interest rate.

(ff) Reflects the estimated change in fair value of VLN Facility. No adjustment to fair value was recorded, as the VLN Facility was deemed to be at $75.0 million during the periods presented.

(gg) Reflects elimination of deemed dividends from accretion of Series D-1 redeemable convertible preferred stock.

(hh) Reflects elimination of gain from exchange of convertible notes.

(ii) Reflects the elimination of the change in fair value of the Movella derivative warrant liability.

Given Movella’s history of net losses and valuation allowance, Movella assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Movella filed consolidated income tax returns during the annual period presented.

Note 5 — Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the FP Private Placement, and certain other related events, assuming such additional shares were outstanding since January 1, 2022. The Business Combination, the FP Private Placement, and certain other related events are reflected as if they had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, the FP Private Placement and certain other related events have been outstanding for the entire periods presented.

The unaudited pro forma combined financial information for the year ended December 31, 2022 has been prepared based on the following information:

For the year ended December 31, 2022
(in thousands, except share and per share data)	Pro Forma Combined
Numerator:

Pro forma net loss attributable to common stockholders, basic and diluted	$(50,197)

Denominator:
Weighted average shares of Domestication Common Stock outstanding – basic and diluted	50,877,511
Net loss per share of Domestication Common Stock – basic and diluted	$(0.99)
Weighted average shares of Domestication Common Stock outstanding – basic and diluted
Movella Capital Stock	34,738,601
Holders of Class A ordinary shares	3,538,910
Holders of Class B ordinary shares	4,100,000
FP Shares	7,500,000
New Shares to FP Purchasers	1,000,000

Weighted average shares of Domestication Common Stock outstanding – basic and diluted	50,877,511

The following outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

For the year ended December 31, 2022
Pro Forma Combined
Pathfinder warrants to purchase shares of Domestication Common Stock	10,750,000
Movella Options that converted into the right to purchase shares of Domestication Common Stock (1)	5,691,544

Total	16,441,544

(1)

All outstanding options exercisable for shares of Movella Common Stock (“Movella Option”), whether vested or unvested, were assumed by Pathfinder and automatically converted into an option to purchase shares of Domestication Common Stock, determined in accordance with the Exchange Ratio.